Exhibit 10.16

Candela Corporation

Amended and Restated Employment Agreement

AGREEMENT made as of the      day of November, 2007, by and between Candela Corporation, a Delaware corporation (the “Company”), and Gerard E. Puorro (“Puorro” or the “Employee”).

WHEREAS, the Company desires to employ Puorro and Puorro desires to be employed by the Company on the terms and conditions contained herein;

WHEREAS, the Company and the Employee originally executed prior versions of this Agreement on August 4, 1994, March 10, 1999, and April 5, 2007, which agreement is presently in full force and effect, and the parties wish and hereby intend to rescind the August 4, 1994 Agreement, the March 10, 1999 Agreement and the April 5, 2007 Amended and Restated Employment Agreement, and replace them with the terms and provisions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and obligations herein contained, it is mutually agreed between the parties hereto as follows:

1.   Employment and Term.  The Company hereby agrees to continue to employ the Employee and the Employee hereby agrees to serve as President and Chief Executive Officer of the Company.  This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the date first above written and shall expire on December 31, 2009 (the “Term”); provided however, that commencing on January 1, 2010 and each January 1 thereafter, the Term shall be automatically extended for one additional year unless, not later than 60 days prior to the scheduled expiration of the Term (or any extension thereof), the Company shall have given the Employee written notice that the Term will not be extended.  During the Term, both the Employee and the Company shall have the right to terminate the Employee’s employment at any time upon notice to the other party as provided in Paragraph 3 hereof subject to the Company’s obligation to pay termination benefits under certain circumstances as provided in Paragraphs 3.E and 3.F.

2.   Compensation.

A.             Salary.  In consideration of all of the services to be rendered by the Employee to the Company, the Company will pay the Employee a base salary at the rate per annum approved by the Compensation Committee or the full Board of Directors from time to time.

B.            Benefits.  The Employee will be entitled to continue to participate on the same basis with all other employees of the Company in the Company’s standard benefit package generally available to all other employees of the Company, including the Company’s group health, disability, vacation accrual, long-term care and life insurance programs.  The Employee will also be entitled to continue to participate in any officer-level life insurance program that he is currently participating in, on at least as favorable terms as his current polices provide for.

C.            Company Car.  The Employee will be entitled to the use of a company car, leased by the Company, in a price range approved by the Compensation Committee from time to time.  In the event that the Employee’s employment is terminated at any time by the Company for reasons other than For Just Cause, the Company will continue to make monthly lease payments on the vehicle past the Employee’s date of termination and until the end of the lease term, and thereafter provide the Employee with the option to purchase the vehicle at the end of the lease, provided there is a purchase option as part of the original vehicle lease.

3.   Termination and Severance.  The Employee’s employment may be terminated as follows:

A.             At the Employee’s Option.  Subject to the Company’s right to terminate the Employee pursuant to Paragraphs 3.B, 3.C and 3.D below, the Employee may terminate his employment hereunder for any reason at any time upon at least sixty (60) days’ prior written notice.  In the event the Employee terminates his employment pursuant to this Paragraph 3.A, either the Employee or the Company can elect, prior to the expiration of the sixty (60) day notice period provided above, that the Employee receive severance payments pursuant to Paragraph 3.E hereof, which election by either party will also cause the provisions of Paragraph 4 hereof to become operable.  If no such election is made, the Employee shall not be entitled to any severance payments pursuant to Paragraph 3.E hereof.  A form of election that can be used by the Employee or the Company is appended as Exhibit B.

B.            Upon Disability of Employee.  If the Employee becomes disabled for such period of time and under circumstances which entitle him to receive disability benefits under the terms of any disability policy now maintained or to be purchased for the Employee by the Company, then the Board of Directors of the Company, in its discretion, may elect to terminate the Employee’s employment by reason of such disability.  In the event of such termination the Employee shall be entitled to severance payments pursuant to Paragraph 3.E hereof, less the “before income tax” value of disability benefits received under said disability policy.

C.            At the Election of the Company for Just Cause.  Notwithstanding Paragraph 3.A, the Company may, immediately and unilaterally, terminate the Employee’s employment for just cause at any time during the Term of this Agreement by notice to the Employee.  Termination of the Employee’s employment by the Company shall constitute a termination for just cause if such termination is for one or more of the following reasons:  (i) Employee’s conviction in a court of law of any felony, which conviction makes him unfit for continuing employment, prevents him from effective management of the Company or materially adversely affects the reputation or business activities of the Company; (ii) the commission by the Employee of any act of fraud or embezzlement, or the misappropriation by the Employee of any money or other assets or property (tangible or intangible) of the Company; or (iii) dishonesty or willful misconduct which adversely affects the reputation or business activities of the Company, or misappropriation of funds.

D.              At the Election of the Company for Reasons Other than Just Cause.  Notwithstanding Paragraph 3.A, the Company may, immediately and unilaterally, terminate the Employee’s employment at any time without just cause by giving written notice to the Employee of the Company’s election so to terminate.  In the event that the Company exercises its right to terminate under this Paragraph 3.D, the Employee shall be entitled to receive severance payments and benefits from the Company as determined in accordance with Paragraphs 3.E and 3.F, respectively.

E.             Severance Payments.  In the event that the Employee’s employment with the Company is terminated either (i) at the Employee’s option and either the Employee or the Company elects for the Employee to receive severance payments pursuant to paragraph 3.A, or (ii) at the Company’s option pursuant to paragraph 3.D, the Employee shall be entitled to receive severance payments from the Company during the period beginning on the date of the Employee’s termination and ending two (2) years from the date of termination (the “Severance Period”); provided, however, that if the Employee is a “specified employee” (as that term is used in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) on the date of his termination of employment, the monthly payments (or portions thereof) that are to be paid or provided during the first six (6) month period following the Employee’s termination of employment shall not be paid or provided until the first business day after the date that is six (6) months following the Employee’s termination of employment or, if the Employee dies during such six (6) month period, on the first business day after the date of the Employee’s death.  Any delayed payment pursuant to the prior sentence shall include the cumulative amount of any amounts that could not be paid during the six (6) month period following the Employee’s termination of employment.

The remaining monthly payments in the first year of the Severance Period shall be paid in accordance with the Company’s then current payroll practice following such six (6) month period.  During the first year of the Severance Period, the monthly severance payments shall be equal to one-hundred percent (100%) of the Employee’s monthly salary as of the date of termination.  During the second year of the Severance Period, severance payments shall be equal to fifty percent (50%) of the Employee’s monthly salary as of the date of termination; provided, however, that if the Board of Directors of the Company has voted to elect an individual to serve as President and Chief Executive Officer of the Company immediately succeeding the Employee’s performance of duties as President and CEO, and such designation of successor is made prior to the Employee’s date of termination and cessation of service as CEO, then in such event, during the second year of the Severance Period, the monthly severance payments shall be equal to one-hundred percent (100%) of the Employee’s monthly salary as of the date of termination.  All severance payments shall be made in accordance with the Company’s then current payroll practices and will be subject to all applicable federal, local and state withholding, payroll and other taxes.

F.             Benefits Continuation.  The Employee’s eligibility for participation in the Company’s health plan or plans terminates as of the Termination Date and the parties agree that the Termination Date shall constitute the “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).  However, the Employee may elect in accordance with COBRA to continue coverage under the Company’s health plans which are available to active employees of the Company.  In the event that the Employee’s employment with the Company is terminated either (i) at the Employee’s option and either the Employee or the Company elects for the Employee to receive severance payments pursuant to paragraph 3.A, or (ii) at the Company’s option pursuant to paragraph 3.D, then in the event Employee elects continuation of coverage under COBRA, the Company shall, during the Severance Period, pay 100% of the premium payments for health and dental insurance continuation coverage, and after the expiration of the Severance Period, health insurance coverage shall be continued only to the extent required by COBRA and only to the extent that Employee timely pays the premium payments for such continuation of health insurance coverage.  In addition, the Company shall pay up to $25,000 for outplacement services to advise the Employee.

G.            Suspension of Payments and Benefits.  The Company may, in its discretion, suspend and cause to be forfeited any or all of the foregoing severance payments and benefits in the event Employee materially breaches the provisions of this Agreement or the provisions of the Invention Disclosure and Confidentiality Agreement referred to in Paragraph 5 hereof.

4.   Non-Competition and Non-Solicitation.

A.             Non-Competition.  During the term of Employee’s employment with the Company and, provided the Employee or the Company has elected for the Employee to receive severance payments pursuant to Section 3.E, in which case then until the expiration of the Severance Period, if any, (the “Non-Compete Period”), the Employee will not, without the Company’s prior written consent, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business, engage in any business activity which is or plans to be in competition in the United States with any of the products or services marketed, distributed, sold or otherwise provided by the Company at such time.  The ownership by the Employee of not more than one percent of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or on NASDAQ shall not be deemed, in and of itself, to violate the prohibitions of this paragraph.

B.            Non-Solicitation.  During the Non-Compete Period, the Employee will not, directly or indirectly, employ any person who is employed by the Company at any time during the Term hereof, or in any manner seek to induce any such person to leave his or her employment with the Company.  In addition, the Employee will not knowingly permit any company or business organization in which the Employee is an officer of director or which is directly or indirectly controlled by the Employee, to employ or in any manner seek to induce any such person to leave his or her employment with the Company.

C.            Irreparable Harm.  The Employee agrees that the breach of this provision by the Employee will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of the Employee’s obligations hereunder.

D.              Survival.  The Employee hereby agrees and understands that the Employee’s obligations under this Agreement shall survive the termination of the Employee’s employment regardless of the manner of such termination and shall be binding upon the Employee’s heirs, executors, administrators and legal representatives.

5.   Invention Disclosure and Confidentiality Agreement.  The Employee acknowledges that he entered into the Invention Disclosure and Confidentiality Agreement in the form attached hereto as Appendix A effective as of April 10, 1989, and that such Agreement is binding upon him and remains in full force and effect.

6.   Successor to Employee.  This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Employee should die while any amount would still be payable to the Employee or his family hereunder if the Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Employee’s estate.

7.   General Provisions.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.  This Agreement and the Invention Disclosure and Confidentiality Agreement constitute the entire agreement between the parties concerning the subject matter hereof and supersede any prior negotiations, understandings or agreements concerning the subject matter hereof and thereof, whether oral or written, including the Agreements between the Employee and the Company dated April 10, 1989, August 4, 1994, the letter agreement between the Employee and the Company dated September 12, 1996, March 10, 1999, and April 5, 2007.  Notwithstanding the foregoing, this Agreement shall not affect the Executive’s rights under the Candela Corporation Executive Retention Agreement dated [        ], 2007, as may be amended from time to time (the “Retention Agreement”).  Except as provided in Section 4.2(b) of the Retention Agreement, the Executive shall in no event be entitled to receive severance payments or benefits under this Agreement if he is entitled to receive severance payments or benefits under the Retention Agreement.  This Agreement may be modified, and the rights and remedies of any provision hereof may be waived, only in writing, signed by both the Company and the Employee.  The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions of this Agreement but this Agreement shall be construed and reformed to the fullest extent possible.  If one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with applicable law as it shall then appear.  The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.  Nothing in this Agreement shall be construed as a contract of employment for a specific term or create any obligation on the part of the Company or any other person or entity to continue Employee’s employment with the Company.  Employee may not assign any of his rights and obligations under this Agreement except by will or by the laws of descent and distribution; the rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.  For all purposes under this Agreement, references to termination of the Employee’s employment and similar terms shall be interpreted to mean “separation from service,” as that term is used in Section 409A of the Code, and the Employee’s employment shall not be deemed to have terminated for purposes of Paragraph 3.D or 3.E unless and until a separation from service shall have occurred for purposes of Section 409A of the Code.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Appendix A

INVENTION DISCLOSURE AND

CONFIDENTIALITY AGREEMENT

FOR EXECUTIVE OFFICERS

CANDELA CORPORATION

530 Boston Post Road

Wayland, Massachusetts 01778

RECITALS

A.            CANDELA CORPORATION (the “Company”) is involved in an extremely competitive industry in which confidentiality is a valuable asset.

B.            This Agreement addresses the issues of disclosure and assignment of inventions and copyrightable material, and nondisclosure of confidential information and trade secrets.

C.            This Agreement was made available to me several days prior to the date hereof so as to provide me with an adequate amount of time in which to read the entire Agreement and review its provisions with my counsel and advisors.

D.            The importance of the matters that are the subject of this Agreement was explained to me by the Company.

E.             The Company has given me the opportunity to inquire as to the meaning of the provisions of this Agreement and has adequately answered all questions I have posed to the Company.

F.             I understand the meaning and effect of the terms of this Agreement.

NOW, THEREFORE, in consideration of the covenants herein and for other good and valuable consideration including my employment by the Company or continuation of such employment, or the receipt of compensation including:  salary, increase in salary, bonuses or stock options, I hereby covenant and agree with the Company (which term shall include any parent, subsidiary or successor to CANDELA CORPORATION) as follows:

ARTICLE I

Disclosure of Inventions

I agree that I will communicate in writing to the Board of Directors of the Company, or such officer or individual as the Board of Directors of the Company may from time to time designate, promptly after being requested, a full and complete disclosure of any and all research and other information, inventions, discoveries and improvements made, developed and/or conceived and/or reduced to practice by me alone or jointly with others (i) while in the employ of the Company and (ii) during a one (1) year period following the termination of my employment or other association with the Company but as a direct result of such employment.

This provision shall only apply to products or improvements to such products sold or contemplated to be sold by the Company.

ARTICLE II

Assignment of Inventions

2.1           I agree to, and hereby do, assign and transfer to the Company, or its nominee or designee (without any separate remuneration or compensation to me other than the wages and/or salary received, or compensation assigned to me from time to time in the course of my aforesaid employment), all my right, title and interest throughout the world in and to any research and other information, inventions, discoveries and improvements, together with the right to file and/or own wholly and without restriction applications for United States and foreign patents and trademarks and any patent and trademark issued or issuing thereon.  I will promptly disclose to the Company the research and other information, inventions, discoveries and improvements specified thereon, (i) while in the employ of the Company and (ii) during a one (1) year period following the termination of my employment or other association with the Company but as a direct result of such employment.  I agree to execute all appropriate patent applications for securing all United States and foreign patents on all such inventions, discoveries and improvements and to do, execute and deliver any and all acts and instruments that may be necessary or proper to vest all such inventions, discoveries and improvements and patents (both United States and foreign) in the Company, or its nominee or designee, and to enable the Company, or its nominee or designee, to obtain all such letters patent; and that I will render to the Company, or its nominee or designee, all such assistance as it may require in the prosecution of all such patent applications and applications for the reissue of such patents, but the expense of all such assignments and patent applications or all other proceedings referred to hereinabove, shall not be a charge upon me.  I will execute, upon request. documents which secure to the Company the interests here conveyed, provided that all fees or payments connected with the execution of the documents shall not be a charge upon me.

2.2           1 will assist, upon request, in locating writings and other physical evidence of the making of my inventions and provide unrecorded information relating to them, and give testimony in any proceeding in which any of my inventions of any application or patent directed thereto may be involved provided that compensation shall be paid for such services.  To the extent reasonably feasible, the Company will use its best efforts to request such assistance at times and places as will least interfere with any other employment of mine.

2.3           Any invention relating to the Company’s business disclosed by me within one (1) year following the termination of my employment shall be deemed to be a “Company” or “other” invention, unless proved to have been conceived after such termination.

2.4           I agree that there are no inventions excluded by this Agreement except those I have enumerated and described in Exhibit A of this Agreement.

ARTICLE III

Unauthorized Disclosure

3.1           I agree that I will not, without first obtaining the written approval of the Board of Directors of the Company, or of such officer or individual as the Board of Directors of the Company may from time to time designate, divulge or disclose to anyone outside the Company, whether by private communications or by public address or publication, or otherwise, any information not already lawfully available to the public concerning any inventions, developments, specifications, technical and engineering data, methods or reports relating to the business of the Company, or any other corporation, firm or person for whom the Company is conducting or shall conduct research services or is providing, or shall provide other services, whether supplied by the Company, or such other corporation, firm or person, or whether made, developed and/or conceived by me or by others in the employ of the Company.  All originals and copies of any such specifications, technical and engineering data, methods of reports, or other written materials relating to the business of the Company, however and whenever produced, shall be the sole property of the Company, not to be removed from the premises or custody of the Company without in each instance first obtaining written consent or authorization of the Board of Directors or of such officer or individual as the Board of Directors of the Company may from time to time designate, and shall be surrendered to the Company upon termination of my employment.

3.2           In addition, I agree that I will not directly or indirectly publish or cause to be published any article containing or disclosing any information about the Company or reported or received by the Company from any corporation, firm or person with whom the Company shall be under contract to provide research service, without the prior written authorization of the Board of Directors of the Company or of such officer or individual as the Board of Directors may from time to time designees.

3.3           I acknowledge that the Company from time to time may have agreements with other persons or with the United States government or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work.  I agree to be bound by all such obligations and restrictions and to take all action necessary to discharge the Company’s obligations.

ARTICLE IV

Copyright

I will promptly disclose to the Company all copyrightable material which I produce, compose or write, individually or in collaboration with others, which arises out of work delegated to me by the Company; and, at the expense of the Company, I will assign to it all my interest in such copyrightable material and will sign all papers and do all other acts necessary to assist the Company to obtain copyright on such material in any and all countries.

ARTICLE V

Trade Secrets

5.1           I will not during my employment by the Company or afterwards, disclose to others or use for my own benefit any trade secrets acquired by me from the Company, its customers, suppliers, consultants or affiliates, except to the extent that the disclosure of such trade secrets is necessary to perform my duties and fulfill my responsibilities as an employee to the Company.  (A trade secret is information not generally known to the trade which gives the Company an advantage over its competitors.  Trade Secrets can include, by way of example only, products under development, production methods and processes, sources of supply materials used in manufacture, customer lists, cost of parts and materials, marketing plans and strategies, price lists, information concerning the filing or pendency of patent applications, and documents marked “confidential”.)

5.2           I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep confidential proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company, and I will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others.  I agree not to enter into any agreement either written or oral in conflict herewith.

ARTICLE VI

Former Employers

6.1           I represent and warrant that my employment by the Company will not conflict with and will not be constrained by any prior or current employment, consulting agreement or relationship whether oral or written.  I represent and warrant that I do not possess confidential information arising out of such employment, consulting agreement or relationship which, in my best judgment, would be utilized in connection with my employment by the Company.

6.2           If I should find that confidential information belonging to any other person or entity might be usable in connection with the Company’s business, I will not intentionally disclose to the Company any confidential information belonging to any of my former employers; but during my employment by the Company I will use in the performance of my duties all information which is generally known and used by persons with training and experience comparable to my own all information which is common knowledge in the industry or otherwise legally in the public domain.

ARTICLE VII

Arbitration

Any controversy, dispute or claim arising out of or relating to this Agreement or the breach thereof, if not earlier resolved by the parties hereto, shall be settled by arbitration in accordance with the rules then in force of the American Arbitration Association.  This Agreement to arbitrate shall be enforceable and judgment upon any award rendered by all or a majority of the arbitrators may be entered in any court having jurisdiction.  The arbitration shall be held in Boston, Massachusetts.  This agreement shall be governed by and enforced in accordance with the laws of Massachusetts.

[Remainder of Page Intentionally Left Blank]

Exhibit A

Description of Inventions Excluded from this Agreement. (If none, write “none”.)

Name of Invention	Description
1. NONE
2.
3.

EXHIBIT B

Form of Election For Use by

Either the Employee or the Company

Pursuant to Section 3.A of that certain Amended and Restated Employment Agreement (the “Agreement”) dated November     , 2007, between Gerard E. Puorro (the “Employee”) and Candela Corporation (the “Company”), the Employer has provided at least sixty (60) days’ prior written notice (the “Notice Period”) that the Employee has elected to terminate his employment with the Company.  Therefore,

EITHER:

A.            The Employee hereby elects, prior to the expiration of the Notice Period mentioned above, that the Employee shall receive severance payments pursuant to the Agreement.  This Notice is to be delivered to the Company prior to the end of the Notice Period.

Employee:

OR:

B.            The Company hereby elects, prior to the expiration of the Notice Period mentioned above, that the Employee shall receive severance payments pursuant to the Agreement.  This Notice is to be delivered to the Company prior to the end of the Notice Period.

Candela Corporation

By:

IF NEITHER THE EMPLOYEE NOR THE COMPANY EXECUTES AN ELECTION, AND DELIVERS SAME TO THE OTHER PARTY, THE EMPLOYEE SHALL NOT BE ENTITLED TO ANY SEVERAND PAYMENTS PURSUANT TO PARAGRAPH 3.E OF THE AGREEMENT.